Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange (952) 745-2755 www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Financial Corporation Completes Acquisition of

Gateway One Lending & Finance, LLC

WAYZATA, MN, December 1, 2011 — TCF Financial Corporation (“TCF”) (NYSE: TCB) today announced that its wholly-owned subsidiary, TCF National Bank, has completed its previously announced acquisition of Gateway One Lending & Finance, LLC (“Gateway One”).  With the completion of the transaction, Gateway One is now a wholly-owned subsidiary of TCF National Bank.

Headquartered in Anaheim, California, Gateway One utilizes its more than 3,200 active dealer relationships to originate loans to consumers in 30 states, primarily on used automobiles.  Through October 31, 2011, the company had originated $239 million in auto loans and had a managed portfolio of $412 million.  As part of the acquisition, TCF is retaining Gateway One’s seasoned executive management team.

“We are pleased with the completion of this acquisition,” said Craig Dahl, Executive Vice President of TCF Wholesale Banking.  “The addition of this national secured lending consumer product further diversifies our business and provides ample growth opportunities within the U.S. auto lending marketplace, the second largest consumer finance market in the U.S.  TCF has a proven track record of successfully integrating and operating nationally-oriented specialty finance businesses in the past and we expect additional success with Gateway One.”

J.P. Morgan Securities LLC acted as exclusive financial advisor to TCF.  Morgan Keegan & Company, Inc. served as exclusive financial advisor to Gateway One.

About TCF Financial Corporation

TCF Financial Corporation is a Wayzata, Minnesota-based national bank holding company with $19.1 billion in total assets.  TCF has 436 branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.   For more information about TCF, please visit www.tcfbank.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical or current facts, including statements about beliefs and expectations, such as the timing of the closing of the transaction, the diversification of our specialty finance business, the potential growth opportunities, the yields on loans made in the future, the success of the transaction and the profitability of the business acquired.  Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to (1) slower than anticipated growth of the business acquired;  (2) difficulties in integrating the acquired business or its systems or retaining key employees; (3) lower than anticipated yields on loans originated; (4) higher than expected delinquencies and charge-offs among loans originated; and (5) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and updated in our subsequent reports filed with the Securities and Exchange Commission (“SEC”). These reports are available at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

###

3